Exhibit 4.2

BIOAMBER INC.

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”), entered into as of April 15, 2011, by and among BIOAMBER INC., a Delaware corporation formerly known as DNP Green Technology, Inc. (the “Corporation”), and the undersigned Security Holders (as defined below) listed on Schedule A attached hereto.

R E C I T A L S

WHEREAS the Corporation and certain parties identified on the signature pages thereto (“Existing Security Holders”) are parties to that certain Shareholders Agreement dated as of October 15, 2009 (as amended by First Amendment dated as of September 24, 2010, the “Original Agreement”);

WHEREAS, effective as of the date of this Agreement, certain of the Existing Security Holders, Mitsui & Co. and Naxamber S.A., a Luxembourg Societe Anonyme (“Naxos”) are purchasing shares of the Corporation’s Common Stock pursuant to that certain Stock Purchase Agreement dated on or about April 15, 2011 (the “Purchase Agreement”) (the “Financing”);

WHEREAS the Purchase Agreement provides that, as a condition to Naxos’ and the others’ purchase of shares of Common Stock of the Corporation thereunder, the Corporation and the Existing Security Holders will amend and restate the Original Agreement by entering into this Agreement, which will replace and supersede the Original Agreement in its entirety;

WHEREAS, pursuant to Section 1.2.3 of the Original Agreement, such agreement may be amended or otherwise modified by an instrument in writing executed by the Corporation with the consent of parties to the Original Agreement holding in the aggregate at least two thirds (2/3) of the Corporation’s aggregate Shares and Convertible Securities then outstanding at the time of such proposed amendment or modification (the “Requisite Consent”);

WHEREAS, upon execution of this Agreement, the Requisite Consent shall have been received, and this Agreement shall be binding upon the Corporation and all Existing Security Holders who were parties to the Original Agreement;

WHEREAS the Security Holders who are parties to this Agreement believe that it is in their best interests to set out their respective rights, restrictions and obligations as Security Holders in this Agreement; and

WHEREAS the Corporation has agreed to be a party to this Agreement in order to acknowledge certain rights conferred upon the Security Holders, to fulfil certain obligations and to respect the rights and obligations of the Security Holders in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is mutually agreed by and among the parties as follows:

A G R E E M E N T

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. Unless incompatible with the context, the following words and expressions, when used in this Agreement, shall have the following meanings:

“Acquisition” means any business acquisition by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of capital stock or otherwise.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that, for purposes of this definition and in this Agreement, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through (i) equity ownership of a majority of voting securities, or (ii) common managerial control of such Person’s board of directors or equivalent.

“Agreement” means this Shareholders’ Agreement, as it may be amended from time to time.

“Assign” means to sell, exchange, donate, assign, delegate, dispose of, alienate or otherwise transfer in any manner whatsoever.

“Assignment” means a sale, exchange, donation, assignment, delegation, disposition, alienation, hypothecation or other transfer of any nature whatsoever.

“Audited Financial Statements” means, in respect of a Person, the balance sheet, the income statement, the statement of retained earnings, the statement of the source and application of funds, and the notes pertaining to a given fiscal period as well as the auditors’ report relating thereto, such Audited Financial Statements being comparative and, as the case may be, consolidated or not.

“Board” means the board of directors of the Corporation.

“Bona Fide Offer” means a written offer from a financially responsible Person or Persons (i) identified therein by name and address, (ii) reasonably appearing able to comply with the terms of such offer and (iii) unaffiliated with the Investors.

“Business Day” means any day excluding Saturdays, Sundays and any other day that is, in New York, New York, a holiday or a day on which banks are authorized by law or required to close.

“Bylaws” shall mean the bylaws of the Corporation (as the same may be amended, modified or supplemented from time to time after the date hereof).

“Cause” means any of the following grounds for termination of a person’s employment with the Corporation or a Subsidiary: (i) conviction of such person of a felony; act of embezzlement, fraud or similar conduct involving the Corporation (or any Subsidiary); or crime of moral turpitude; (ii) failure to follow a lawful direction of the Board; (iii) persistent negligence towards the Corporation (or any Subsidiary) after having received a ten (10) days’ written notice requesting that such negligence cease; and (iv) any grounds for termination designated as for “cause” in any employment or services agreement between the Corporation (or any Subsidiary) and such person.

“Certificate” means the Certificate of Incorporation of the Corporation, as the same may be amended, restated or otherwise modified from time to time.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share.

“Confidential Information” means any trade secrets or proprietary information of the Corporation and its Subsidiaries, including the existence of this Agreement and the terms and conditions of this Agreement, except information which (a) was already in the receiving party’s possession free of restriction prior to the time of disclosure, (b) was or becomes generally available to the public other than as a result of a disclosure by the receiving party, or (c) is disclosed on a non-confidential basis from a source other than the Corporation or its Subsidiaries and such source is not bound by a confidentiality agreement with the Corporation or its Subsidiaries.

“Convertible Securities” means any securities issued or which may be issued by the Corporation, including stock options and warrants, which may be converted or exchanged into shares of the capital stock of the Corporation.

“Encumber” means to assign in guarantee, to hypothecate, to encumber or affect with a charge or otherwise to charge as security all or part of the Shares or Convertible Securities.

“Encumbrance” means an assignment in guarantee, a hypothecation, a security or any other charge which may Encumber or affect all or part of the Shares or Convertible Securities.

“Financing Round” means the closing by the Corporation of a bona fide sale of securities in a single transaction or a series of related transactions in conformity with the terms of this Agreement and the Certificate (including receipt of any required approvals of the Investors provided for herein and/or therein) and which results in gross proceeds to the Corporation of at least $25,000,000.

“Fiscal Year” means the twelve month period ending each year, as it will be determined by the Board.

“Founder” means any employee of the Corporation holding in the aggregate more than 1,000 Shares and Convertible Securities at the time of any application of the provisions of Section 10 concerning such employee.

“Investor” means each of (i) Sofinnova, so long as it or its Affiliates hold at least 30,000 Shares (ii) Naxos, so long as it or its Affiliates hold at least 30,000 Shares (iii) Mitsui CVP and Mitsui & Co., so long as they and their respective Affiliates collectively hold at least 20,000 Shares, and (iv) Cliffton Equities Inc., so long as it holds at least 6,000 Shares.

“Investor Super-Majority” means the approval of Investors holding, in the aggregate, greater than seventy-five percent (75%) of the total number of Shares held by the Investors.

“Involuntary Transfer” means any involuntary transfer, transaction, proceeding or action by or under which any Security Holder shall be deprived of any right, title or interest in or to any of such Security Holder’s Shares (or voting rights relating thereto) or Convertible Securities, including, without limitation, seizure under levy of attachment or execution or transfer in connection with bankruptcy or other court process to a trustee in bankruptcy, receiver or other officer or agent.

“IPO” means a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds Fifty Million Dollars ($50,000,000).

“Mitsui CVP” means MCVP Technology Fund I, LLC, a Delaware LLC.

“Mitsui & Co.” means Mitsui & Co., Ltd., Japan-based company, through its Cleantech and Healthcare Investment Dept.

“Naxos” is defined in the Recitals.

“Notice of Offer” means the notice of a Security Holder’s intention to Assign any of his Shares or Convertible Securities and which sets forth the name of the proposed assignee, the number of Shares or Convertible Securities to be Assigned and the terms and conditions of the proposed Assignment, including a proposed closing date for such Assignment that is not less than ninety (90) days following the date of said notice. Such notice shall be accompanied by a copy of a Bona Fide Offer received in connection with such proposed Assignment.

“Person” means any individual, or any U.S. or non-U.S. corporation, partnership, joint venture, estate, trust, company (including limited liability company and joint stock company), association, organization, firm, enterprise or other entity.

“Principal Stockholders” means, from time to time, (i) the Investors, and (ii) all other Security Holders holding more Five Hundred (500) Shares.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Security Holder” means a holder of Shares or Convertible Securities who is a party to this Agreement, as well as any Person who, following the date hereof, becomes a party to this Agreement as a registered holder or authorised assignee of Shares or of Convertible Securities.

“Shareholder” means a holder of Shares who is a party to this Agreement, as well as any Person who, after the date hereof, becomes a party to this Agreement as a registered holder or authorized assignee of Shares. For the avoidance of doubt, a Shareholder shall include a Security Holder who becomes a holder of Shares subsequent to the date of this Agreement.

“Shares” means any shares of capital stock of the Corporation.

“Sofinnova” – means Sofinnova Capital VI, a French fonds commun de placement á risques.

“Subsidiary” – means any partnership, limited liability company, corporation, company or other entity, wherever or however incorporated, under the control of the Corporation. As of the date hereof, (i) BioAmber Canada Inc., a Delaware corporation, (ii) BioAmber S.A.S., a Société par Actions Simplifiée, (iii) BioAmber USA Inc., a Delaware corporation, (iv) Sinoven Biopolymers, Inc., a Delaware corporation, and (v) Sinoven Biopolymers Trading (Shanghai), LLC, a Chinese limited liability company are the only Subsidiaries of the Corporation.

1.2	Interpretation. The construction and interpretation of this Agreement shall also be governed by the following provisions:

1.2.1	Assignment. Except as provided herein, the rights and obligations conferred by this Agreement cannot be Assigned in whole or in part. Any Assignment or attempted Assignment in violation of this Agreement shall not be recognized by the Corporation and shall be void and of no force or effect whatsoever. Any Assignment of Shares or Convertible Securities concluded in accordance with the provisions of this Agreement constitutes an Assignment of all the rights and obligations of the assignor under this Agreement related to the Shares or Convertible Securities so Assigned;

1.2.2	Deadlines. Time is of the essence; any deadlines specified in this Agreement are absolute, including without limitation those established for the consideration of an offer to purchase or sell Shares or Convertible Securities, and the offeror shall be only bound by a formal acceptance of the offer within the strict deadlines specified herein; in determining any deadline stipulated herein, the date as of which the period begins is not counted, but the date on which such period ends is; unless otherwise specified, when the last day of a period is not a Business Day, the deadline is extended to the next Business Day;

1.2.3	Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto and supersedes any prior agreements among the parties pertaining to the Shares and Convertible Securities, including but not limited to the Original Agreement.

1.2.4	Waiver. No waiver of any provision of this Agreement in any instance shall be or for any purpose be deemed to be a waiver of the right of any party hereto to enforce strict compliance with the provisions hereof in any subsequent instance;

1.2.5	Preamble and Schedules. The preamble and the schedules hereto are an integral part of this Agreement and are incorporated by reference herein;

1.2.6	Headings. The headings herein are for reference purposes only and have no effect on the meaning or interpretation of the provisions of this Agreement;

1.2.7	Severability. Each provision of this Agreement is distinct, such that any decision of a court or tribunal to the effect that any of the provisions of this Agreement is null or unenforceable shall in no way affect the validity or enforceability of the other provisions hereof;

1.2.8	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without giving effect to its conflict of laws principles;

1.2.9	Currency. Unless otherwise indicated, all amounts mentioned in dollars herein are in United States currency;

1.2.10	Construction. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

1.2.11	Voting Provisions. Notwithstanding any other agreement entered into between the Security Holders, the voting provisions contained herein apply to a Security Holder solely in such Security Holder’s capacity as such and not in such Security Holder’s capacity as a director of the Corporation or otherwise.

1.2.12

Interest in Shares Created by Law. By operation of law, a community property, dower, courtesy, or like interest (“Marital Interest”) may be created in the spouse of a Security Holder. Such Marital Interest shall be subject to the provisions of this Agreement as provided herein. If applicable, the term Security

Holder includes the Security Holder’s spouse with respect to the spouse’s Marital Interest, and reference to the Shares of a Security Holder shall include the Marital Interest of the Security Holder’s spouse therein.

2.	GENERAL UNDERTAKINGS

2.1	Shares. The Shareholders expressly agree that the terms and restrictions of this Agreement shall apply to all shares of capital stock (including, but without limitation, all shares of Common Stock) of the Corporation which any of them (a) now owns or holds or hereafter acquires or holds, including without limitation by purchase, assignment, the exercise, conversion or exchange of shares, options, warrants or the Convertible Securities or by operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, or (b) now exercises voting control with respect to or hereafter acquires voting control of by any means. As used in this Agreement, any and all references to a particular number of Shares shall be proportionately adjusted in the event of any stock splits, combinations, reclassifications or similar events.

2.2	Fulfilment of Undertakings. The parties agree, reciprocally and irrevocably, for the entire term of this Agreement, to perform all acts and to govern themselves in all respects so that the provisions of this Agreement are given full effect. More particularly, the Shareholders undertake to such end to exercise the voting rights attached to their Shares, or to ensure that such voting rights are exercised, in accordance with the foregoing undertaking. The Corporation agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Corporation’s best efforts to cause the nomination and election to the Board of the designees as provided in this Agreement.

2.3	Subsequent Security Holders. The Corporation hereby covenants to require any purchaser of Shares or Convertible Securities becoming a holder of such security after the date hereof to become a party to this Agreement and to meet the requirements set forth in this Agreement, including but not limited to Sections 6.2.1, 6.2.2, 6.2.3 and 6.2.4. The Corporation hereby further covenants to use its best efforts to cause all other holders of Shares or Convertible Securities to become a party to this Agreement and to meet the requirements set forth in this Agreement, including but not limited to Sections 6.2.1, 6.2.2, 6.2.3 and 6.2.4.

2.4	Registration Rights. The Investors shall have the registration rights set forth on Exhibit A hereto, which Exhibit A is incorporated herein by reference and made a part of this Agreement.

3.	VOTING WITH RESPECT TO ADMINISTRATION AND MANAGEMENT OF THE BUSINESS OF THE CORPORATION

3.1	Size of the Board. Each Shareholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors.

3.2	Board Composition. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board:

a.	one (1) director designated by the Chief Executive Officer of the Corporation, who shall initially be Jean-François Huc;

b.	one (1) director designated by Sofinnova (the “Sofinnova Nominee”), who shall initially be Denis Luquin, for so long as Sofinnova or its Affiliates continue to collectively own beneficially at least 30,000 shares of Common Stock of the Corporation, which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

c.	one (1) director designated by Mitsui & Co. (the “Mitsui Nominee”), who shall initially be Mr. Taro Inaba, for so long as Mitsui & Co. and Mitsui CVP and their respective Affiliates, continue to collectively own beneficially at least 20,000 shares of Common Stock of the Corporation, which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

d.	one (1) director designated by Naxos (the “Naxos Nominee”), who shall initially be Mrs. Carole Piwnica and who shall also serve as vice-chairman of the Board, for so long as Naxos and its Affiliates continue to collectively own beneficially at least 30,000 shares of Common Stock of the Corporation, which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like; and

e.	one (1) director nominated by the other members of the Board, who shall initially be Mr. Kurt Briner.

To the extent that any of clauses (b) through (d) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be designated by holders of a majority of the shares of Common Stock of the Corporation then owned by Investors, voting as a separate class. Each Shareholder agrees that, if at any time the Shareholder is entitled to vote for the election of directors to the Board, the Shareholder shall vote all of the Shareholder’s Shares that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the

Corporation to call a special meeting of shareholders) in order to ensure that the composition of the Board is as set forth in this Section 3.2. If a Shareholder (a “Removing Party”) elects to seek to remove, with or without cause and in their sole, subjective discretion, a director designated by the Removing Party pursuant to either this Section 3.2 or Section 3.3 below, the Removing Party shall give written notice to all the Shareholders, who shall either execute a written consent of the shareholders prepared and circulated by the Removing Party or vote their Shares in favor of removing such director at a special meeting of the Shareholders called by the Removing Party. In the event of the resignation, death, removal or disqualification of a director designated pursuant to Section 3.2 above, the party who designated the director (the “Proposing Party”) shall promptly designate a new proposed director. Upon such designation, the Proposing Party shall give written notice of the designation to all the Shareholders, who shall either execute a written consent of the Shareholders, prepared and circulated by the Proposing Party, or vote their Shares to elect such person to the Board of Directors at a special meeting of the Shareholders called by the Proposing Party.

3.3 Expenses Reimbursement; Conflicts of Interest. The Corporation shall pay the reasonable out-of-pocket expenses (including business class air fare and other travel expenses) incurred by each director and Observer in connection with attending the meetings of the Board and any committee thereof (including with respect to any Subsidiary). Each of the members of the Board of the Corporation that are not employees of the Corporation (the “Non-Employee Directors”) shall be treated equally with respect to all matters, including without limitation, expense reimbursement, share options or share grants, benefits and access to Corporation information and management; provided, however, that nothing herein shall be deemed to waive or modify any information or other rights that any Investor may have pursuant to the terms of this or any other agreement with the Corporation. The parties acknowledge that one or more of the Investors (including, for the avoidance of doubt, Naxos) entitled to designate a director pursuant to Section 3.2 above may also be an Affiliate of an entity that is engaged in the business of investing and reinvesting in other entities (each such entity, a “Fund”). As such, the Fund, and by extension the Investor and any director designated by such Investor, may acquire knowledge of competitors, potential transactions or other matters which may present a corporate opportunity for both the Corporation and such Fund. In such circumstances, the director-designee shall, to the fullest extent permitted by law, have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its Security Holders with respect to such corporate opportunity, and the Corporation, to the fullest extent permitted by law, waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Affiliates, if such director acts in good faith in a manner consistent with the following policy: “A corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.” Notwithstanding the foregoing, absent the express written consent of the applicable Investor, no other Conflict of Interest Policy or other policy enacted by Corporation or the Board, including but not limited to the that certain Directors Code of Conduct and Conflict of Interest Policy, shall be binding on such Investor’s designated-director.

3.4 Cumulative Voting. All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Corporation agrees at the request of any party entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors. So long as the stockholders of the Corporation are entitled to cumulative voting, if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board.

3.5 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

3.6 Quorum; Notice. The provisions in the Bylaws shall govern the Quorum and Notice provisions with respect to Board or Committee meetings.

3.7 Electronic Participation. Any meeting of the Board may be held by telephone, videoconference or any other means of telecommunication. To the extent that the Naxos Nominee or the Sofinnova Nominee or the Mitsui Nominee or any Observer (as defined below) is unable to attend any meetings of the Board in person, the Corporation agrees to allow any such nominee that is unable to attend in person to participate to such meetings via telephone conference call, videoconference, or some combination of the foregoing.

3.8 Committees.

(a) Audit Committee. The Corporation agrees that the Board at all times shall maintain an audit committee (the “Audit Committee”) comprised of three (3) directors, one (1) of which shall be the Naxos Nominee (for so long as Naxos has the right under this Agreement to designate the Naxos Nominee for election as a Director), if requested by Sofinnova, one (1) of which shall be the Sofinnova Nominee (for so long as Sofinnova has the right under this Agreement to designate the Sofinnova Nominee for election as a Director) and if requested by Mitsui & Co., one (1) of which shall be the Mitsui Nominee (for so long as Mitsui & Co. has the right under this Agreement to designate the Mitsui Nominee for election as a Director), and none of which shall be an employee of the Corporation. No Investor shall have more than one representative on the Audit Committee. The Audit Committee’s authority and duties shall be as set forth in the Board’s enabling resolutions adopted in connection with the establishment of such committee, and shall include selection of the Corporation’s independent accountants and approval of the Corporation’s accounting and internal reporting policies. Actions of the Audit Committee shall require the approval of a majority of the members of the Audit Committee.

(b) Compensation Committee. The Corporation agrees that the Board at all times shall maintain a compensation committee (the “Compensation Committee”) comprised of three (3) directors, one (1) of which shall be the Naxos Nominee (for so long as Naxos has the right under this Agreement to designate the Naxos Nominee for election as a Director), if requested by Sofinnova, one (1) of which shall be the Sofinnova Nominee (for so long as Sofinnova has the right under this Agreement to designate the Sofinnova Nominee for election as a Director) and if requested by Mitsui & Co., one (1) of which shall be the Mitsui Nominee (for so long as Mitsui & Co. has the right under this Agreement to designate the Mitsui Nominee for election as a Director), and none of which shall be an employee of the Corporation. No Investor shall have more than one representative on the Compensation Committee. For so long as Naxos has the right under this Agreement to designate a nominee for election as a Director, the Naxos Nominee who shall have the right (but not the obligation) to serve as the chairperson of the

Compensation Committee and of any search committee of the Board (or subcommittee of the Compensation Committee) to recruit senior management hires. The Compensation Committee’s authority and duties shall include (a) determining the total compensation (including salary, bonuses and other forms of compensation) to be paid to each of the Corporation’s directors, executive officers and key employees, (b) the administration of (and exercise of any rights or powers under) any stock option or other equity incentive plan maintained by the Corporation (including grants or awards, exercise prices, vesting conditions and other terms of grants or awards), (c) evaluation of succession plans for senior management and any compensation to be paid in connection with any succession plan, (d) the development of any bonus program(s) for Corporation employees, and (e) any management restructuring or change in the organization structure of executive management of the Corporation. Actions of the Compensation Committee shall require the approval of a majority of the members of the Compensation Committee, it being understood that no employee of the Corporation or any of its Subsidiaries shall participate in Compensation Committee discussions pertaining to his or her own compensation.

(c) Additional Committees. The Board shall establish such additional committees as it deems appropriate from time to time, each of which shall include the Naxos Nominee, if requested by Sofinnova, the Sofinnova Nominee and if requested by Mitsui & Co., the Mitsui Nominee as members.

3.9 Financial Reporting. The Corporation shall provide each director and each of the Investors with the following documents and financial information with respect to the Corporation and each Subsidiary, as the case may be:

(a) the Audited Financial Statements within ninety (90) days following the end of each Fiscal Year;

(b) within thirty (30) days preceding the end of each Fiscal Year, an annual operating plan and budget for the next Fiscal Year (the “Annual Budget”);

(c) monthly management financial reports compared to the plan, within twenty (20) days following the end of each month, such reports to be comprised of profit and loss and cash flow statements and, after the Corporation receives funds received from any governmental authority, management report of actual use of such funds.

3.10 Access. The Corporation and its Subsidiaries shall allow any representative of any Investor to visit and to inspect their respective properties and examine their corporate records and accounting registers, at their respective places of business during normal business hours, upon forty-eight (48) hours prior written notice.

3.11	Observers.

(a) In addition to its other rights under this Agreement, Naxos shall be entitled to designate one (1) non-voting observer, who is initially expected to be Mr. Robert Frost (the “Naxos Observer”) and Mitsui CVP shall be entitled to designate one (1) non-voting observer (the “Mitsui Observer”). The Board may allow for one (1) additional non-voting observer, acting as representative of an Investor other than Naxos and Mitsui CVP or of other group(s) of Shareholders (the “Other Observer”, and collectively with the Naxos Observer and the Mitsui Observer, the “Observers”).

(b) The Observers shall be entitled to be present at all meetings of the Board (and each committee thereof) (each, a “Corporation Governing Body”), as well as at all meetings of the board of directors (or similar governing body) of all direct and indirect Subsidiaries of the Corporation (and each committee thereof) (each, a “Subsidiary Governing Body”). The Corporation shall notify the Observers of each meeting of each Corporation Governing Body and each meeting of each Subsidiary Governing Body, including the time and place of such meeting, in the same manner and at the same times as the members of such Corporation Governing Body or Subsidiary Governing Body, as the case may be, are notified.

(c) Each Observer shall (i) have the same access to information concerning the business and operations of the Corporation and its Subsidiaries, including, but not limited to, notes, minutes and consents, at the same times as the members of each Corporation Governing Body or Subsidiary Governing Body may receive access to such information, (ii) be entitled to participate in discussions of the affairs, finances and accounts of, and consult with, and make proposals and furnish advice to, the Corporation Governing Bodies and the Subsidiary Governing Bodies, and the members of the Corporation Governing Bodies and the Subsidiary Governing Bodies and the Corporation shall use its best efforts to cause the officers of the Corporation and its Subsidiaries to take such proposals or advice seriously and give due consideration thereto, provided, that nothing herein is intended to require compliance with any such proposal or advice or to impose liability for any failure so to comply, and (iii) be provided with copies of all notices, minutes, consents, and forms of consents in lieu of meetings of the Corporation Governing Bodies and the Subsidiary Governing Bodies and all other material that the Corporation or any of its Subsidiaries provides to members of any Corporation Governing Body or Subsidiary Governing Body as such, in each case at the same time or times as such notices, minutes, consents or forms are issued or circulated by or to, or such other material is provided to, such members.

3.12 Investors’ Approval. For so long as the Investors and their respective Affiliates hold at least 25% of the issued and outstanding Shares, the Corporation and the Shareholders hereby agree to restrict the rights and powers of the Board to manage the affairs, both commercial and internal, of the Corporation (and its subsidiaries), such that the Corporation shall not take any of the following actions without the prior written approval of Investors representing:

In the case of the following items an Investor Super-Majority:

(i)	Owning or acquiring stock or other securities of any entity which is not wholly owned by the Corporation.

(ii)	Entering into new agreements, contracts or transactions, directly or indirectly, with any officers, employees, stockholders, or directors of the Corporation, or any Affiliate(s) thereof, other than Board-approved employment or other compensation arrangements (including the issuance of options or other equity-based compensation pursuant to any equity compensation plan approved in accordance with the terms of this Agreement).

(iii)	The sale, assignment or grant of an exclusive license of any of the Corporation’s or any of its Subsidiaries’ intellectual property or material technology that materially impairs the Corporation’s or such Subsidiary’s ability to engage in commercial use or exploitation of its intellectual property.

(iv)	The appointment or termination of any Person as the Chief Executive Officer, Chief Operating Officer, President, Chief Technical Officer, Chief Sales Officer, or Chief Financial Officer of the Corporation or any subsidiary thereof (or any Person serving a similar role or having a similar authority) or the entry into or the modification of any written agreement or other material arrangement with any such Person.

(v)	The making of any capital expenditure or group of capital expenditures in excess of $250,000 in any calendar year (except as provided for in the Corporation’s Annual Budget as approved according to the provisions of this Section 3.12).

(vi)	The Corporation’s Annual Budget.

(vii)	Incurring additional debt (other than ordinary course payables or similar items reflected in the Corporation’s Annual Budget).

(viii)	The retention of any investment bank or similar advisor in connection with any proposed sale of any equity interests in the Corporation or its Subsidiaries or any of their assets, or the entry into a letter of intent (whether binding or non-binding) with respect to the same.

(ix)	any material asset transfer or acquisition, or any merger, or any voluntary dissolution or liquidation of the Corporation or any of its Subsidiaries.

In the case of the following items, an Investor Super-Majority, except that solely for the purposes of the following items, the definition of Investor Super-Majority shall mean the approval of Investors holding, in the aggregate, greater than eighty percent (80%) of the total number of Shares held by the Investors:

(x)	Amending the Bylaws or Certificate of the Corporation.

(xi)	Guaranteeing any indebtedness outside the ordinary course of business.

(xii)	Issuing any additional shares of capital stock (regardless of seniority) or the creation of any equity compensation plan or arrangement.

(xiii)	Changing the principal business/location of the Corporation or its Subsidiaries or the Corporation’s or any Subsidiary’s line of business.

(xiv)	The Encumbrance or grant of a security interest in a material portion of the assets of the Corporation or any Subsidiary or in any material portion of its intellectual property of the Corporation or any Subsidiary.

(xv)	the redemption or repurchase of stock or options to purchase stock by the Corporation (other than the redemption, if any, of Shares from Investors specifically contemplated by this Agreement and the repurchase of Shares from any Founders upon the termination of their employment pursuant to Section 10 of this Agreement).

(xvi)	the declaration, payment or distribution of dividends or distributions on any Shares or Convertible Securities of the Corporation.

(xvii)	any increase or decrease the size of the Board.

In order to obtain the required approval from the Investors pursuant to the provisions of this Section 3.12, the Corporation shall either:

(a)	obtain the required approval from Investors representing the required Investor Super-Majority; or

(b)	send a notice summarizing the transaction or the action for which the consent is required to all Investors from whom the consent is requested under this Section 3.12. The Investors will then have a period of ten (10) days from their receipt of such notice to notify the Corporation that they do not agree with the proposed transaction or action. If Investors holding, in the aggregate, a number of Shares representing an Investor Super-Majority fail to notify the Corporation that they do not agree with the proposed transaction or action, the Investors will be deemed to have approved the proposed transaction or action.

As an example of the application of this paragraph (b), if the required Investor Super-Majority is of 75% and Investors representing 25 % or more of the Shares held by the Investors notify the Corporation of their disagreement with the proposed transaction or action, then the proposed transaction or action would not be approved by the Investors.

3.13 Governance. At all times while this Agreement is in effect, the Corporation covenants to:

(i)	hold at least four (4) regular Board meetings per year;

(ii)	provide all directors and Observers with reporting information at least five (5) Business Days prior to each regularly scheduled Board meeting (the format of the reporting information will be agreed at the first Board meeting after the date hereof and amended with the consent of the Board) and use its best efforts to provide similar information as soon as practical in advance of any special meetings;

(iii)	subscribe for “key-man” insurance policies on the person of the Chief Executive Officer to the benefit of the Corporation and in such amounts as the Board may reasonably determine, such policies to be contracted and maintained in force with a reputable firm approved by the then constituted Board;

(iv)	subscribe for Directors Insurance policies covering each director and in such amounts as the Board (including the Naxos Nominee, the Sofinnova Nominee and the Mitsui Nominee) may reasonably determine, such policies to be contracted with a reputable firm approved by the then constituted Board and shall provide for coverage of no less than $5 million;

(v)	pay the reasonable travel expenses of the directors and Observers (including business class airfare) to attend meetings or other Corporation or Subsidiary functions;

(vi)	obtain approval from the Board prior to undertaking (or allowing any Subsidiary of the Corporation to undertake) any of the following actions, unless already authorized in the Annual Budget:

a.	purchase or sell key assets, or any non-budgeted expense over $100,000;

b.	open or close Subsidiaries;

c.	change executive compensation;

d.	grant stock options;

e.	hire/dismiss any employee of the Corporation with a gross salary equal to or exceeding $200,000 or reporting directly to the CEO;

f.	agree or commit to credit lines and leases exceeding $100,000;

g.	any transaction involving an investment with an outside investor or a merger with a third Person or any sale of assets;

h.	any material deviation from the Annual Budget, which shall include be deemed material if such deviation is greater than the budgeted amount by more than $250,000.

4.	PRE-EMPTIVE RIGHT

4.1

Subject to Section 4.6, upon any proposed issuance of Shares or Convertible Securities by the Corporation (“New Shares”), each of the Investors may subscribe, if it so decides, in preference to any Person who is not an Investor, for a number of New Shares equal to such Investor’s pro rata share of the aggregate Shares and Convertible Securities, on an as-converted into Common Stock basis, then outstanding in the capital stock of the Corporation on the date immediately preceding the proposed issuance of the New Shares (by way of example, if Investors in the aggregate hold 40 % of all outstanding Shares and Convertible Securities of the Corporation, they shall, collectively, have the right to purchase 40 % of the New Shares), at the same price and on the same terms and conditions as those of the proposed issuance. The Corporation shall notify the Investors in writing of the proposed issuance of New Shares (a “Notice of Issue”), including the number of New Shares to be issued, the price and the terms and conditions for their issuance, and inform the Investors of the number of New Shares that each has the right to subscribe in accordance with the provisions of this Section (for the purpose of this

Section 4, the “Offer”). The Corporation shall also provide to the Investors a certified copy of the resolution adopted by the Board of Directors and, to the extent required, any consent or approval of Investors or other shareholders, regarding such proposed issuance and any other information as any Investor may reasonably request in order to determine whether to exercise their rights under this Section 4.

4.2	If an Investor wishes to exercise its pre-emptive right and accept the Offer, it shall so advise the Corporation within thirty (30) days of receipt of the Notice of Issue by written notice addressed to the Board, to the attention of the Secretary of the Corporation and specifying the number or portion of the New Shares that may be purchased that the Investor wishes to purchase.

4.3	If, upon the expiry of such thirty (30)-day period, an Investor has not so notified the Corporation of its intention to accept the Offer in whole or in part, it shall be deemed to have waived its pre-emptive right under this Section 4.

4.4	If any Investor does not exercise its pre-emptive right in whole or in part and other Investors have accepted the Offer in full (individually, an “Accepting Investor” and collectively, the “Accepting Investors”), the Corporation shall then give each of the Accepting Investors a second notice (the “Second Notice of Issue”) within 10 days following the expiry of the 30-day period provided in Section 4.2 informing the Accepting Investors that they may, if they so wish, acquire the balance of the New Shares subject to the Offer on a pro-rata basis based on the number of Shares and Convertible Securities owned by the Accepting Investors relative to the total number of Shares and Convertible Securities owned by all Accepting Investors, such number of Shares being calculated at the date of the Notice of Issue, such Second Notice of Issue indicating the number and value of the available New Shares.

4.5	The provisions of Section 4.2 shall then apply mutatis mutandis to the exercise by the Accepting Investors their right under Section 4.4, except for the reply period which shall be of ten (10) days. Each Accepting Investor who accepts the offer contained in the Second Notice of Issue shall indicate the additional number New Shares it is willing to acquire.

4.6	This Section 4 shall not apply to the issuance of Shares in the following circumstances:

(i)	the issuance of stock options pursuant to any stock option or other equity incentive plan approved by the Board and the Investors and/or shareholders in accordance with this Agreement or the Certificate, or Shares upon the exercise of such stock options;

(ii)	the issuance of Shares upon the exercise of warrants issued by the Corporation prior to the date hereof;

(iii)	the issuance of Shares to the Investors pursuant to Section 5;

(iv)	the issuance of Shares in connection with a IPO; and

(v)	the issuance of Shares in connection with any Acquisition or any other strategic partnership that does not include the sale of Shares for cash which has been approved by the Board, subject to the Investors’ approval rights provided in Section 3.12 of this Agreement.

5.	ANTI-DILUTION

5.1	Subject to Section 5.2, if at any time after the date of this Agreement and prior to completion of a Financing Round, the Corporation issues (i) any Shares at a price per Share of less than $369.14 (subject to proportionate adjustment in the event of any stock splits, combinations, reclassifications or similar events), or (ii) any Convertible Securities which, if exercised, would result in the issuance of Shares at a price per Share of less than $369.14 (subject to proportionate adjustment in the event of any stock splits, combinations, reclassifications or similar events) (each a “Dilutive Issuance”), each of the Investors will be entitled to receive, upon closing of any such Dilutive Issuance (which Dilutive Issuance shall include the first $25 million of Shares sold in a Financing Round if the price per Share is less than $369.14), for no additional consideration, a number of Shares equal to the result of the following formula:

(369.14 x A / B ) – A

Where:	“A” is the number of Shares held by the Investor immediately preceding the closing of the Dilutive Issuance in question; and

“B” is the issue price per Share of the Dilutive Issuance.

5.2	This Section 5 does not apply (i) to any issuance of stock options pursuant to any stock option or other equity incentive plan approved by the Board and the Investors and/or shareholders in accordance with this Agreement or the Certificate, or Shares upon the exercise of such stock options, (ii) to any issuance of Shares resulting from the exercise of any Convertible Securities issued on or prior to the date hereof, or (iii) to Shares issued in connection with any Acquisition or any other strategic transaction approved by greater than two thirds (2/3) of the members of the Board (including, in all cases, the Naxos and Sofinnova Nominees), and subject to the Investors’ approval rights provided in Section 3.2 of this Agreement.

6.	RESTRICTIONS ON ASSIGNMENT OF SHARES

6.1

General. No Security Holder shall Assign any Shares or Convertible Securities that such Security Holder may now or hereafter hold, nor shall any such Shares or Convertible Securities be transferable except in compliance with the terms of this Agreement. No Assignment of Shares or Convertible Securities will be recognized by the Corporation unless a registration statement relating thereto has been declared effective under the Securities Act or the Security Holder wishing to Assign establishes to the satisfaction of the Corporation that such Assignment of Shares or Convertible Securities is exempt from registration under the Securities Act and applicable state securities laws. Each Security Holder hereby covenants and agrees to take such steps as may be necessary under the circumstances to avoid any Involuntary Transfer of Shares or Convertible Securities or

Assignment of Shares or Convertible Securities. However, the granting by a Shareholder, at any time or from time to time, of a proxy to vote at any Shareholders’ meeting of the Corporation shall not constitute a breach of the obligations set forth above. Any Assignment or attempted Assignment in violation of this Agreement shall not be recognized by the Corporation and shall be void and of no force or effect whatsoever.

6.2	Certain Permitted Transfers. Notwithstanding any other provisions of this Agreement, a Security Holder may at any time Assign all or part of the Shares or Convertible Securities he or she holds, without having to first offer the same to the other Security Holders in accordance with the terms hereof, and the Board shall authorize such Assignment, the whole without prior authorization from the other Shareholders, provided that such Assignment be made to, or in favour of, such Security Holder’s estate or a company or other entity controlled by such Security Holder (and whose only other shareholders are such Security Holder’s immediate family or a trust whose sole beneficiaries are such Security Holder and/or his or her immediate family), and subject to the following conditions:

6.2.1	that the assignee (i) execute an instrument acceptable to the Corporation acknowledging the terms and restrictions of this Agreement and the assignee’s obligation to be bound hereby (ii) succeed the assigning Security Holder in all its rights, benefits, obligations and responsibilities under this Agreement, (iii) be substituted for the assigning Security Holder as completely as if the assignee were named in each provision of this Agreement, and (iv) undertake to act in order that the assigning Security Holder controls at all time the assignee;

6.2.2	that the Shares or Convertible Securities thus Assigned remain subject to the provisions of this Agreement in the hands of the said assignee;

6.2.3	that the operations and activities of the assignee consist solely of holding all of the Shares or Convertible Securities thus Assigned, as the case may be, and of securities negotiable on the stock market or other investments in which the assigning Security Holder has not an active involvement; and

6.2.4	that the Security Holder remain bound by the Agreement and undertake not to Assign all or any part of the shares of the capital stock of assignee that it will hold if, following such assignment, the assigning Security Holder would not control the assignee, without having obtained the prior written consent of holders of the majority of the Shares owned by the other Shareholders, which consent may be given or refused at their entire discretion.

6.3	Affiliate Assignments. Notwithstanding anything to the contrary provided in this Agreement,

6.3.1

any Investor may Assign all or any part of the Shares or Convertible Securities it holds to any Affiliate of such Investor without regard to the provisions of Section 6.2 above so long as (i) the assigning Investor and Affiliate comply with the provisions of Section 6.2.1 and 6.2.2, and (ii) the assignment by Investor shall not be effective for these purposes until the assigning Investor provides five (5) days’ prior written notice of such Assignment to the Corporation, and (iii) the Affiliate to which the Investor intends to Assign its Shares and/or its Convertible Securities shall not be a Person having operational activities similar to those of the Corporation, that is to say a Person having operational activities in the field of green chemistry or being an industrial biotech, and

6.3.2	At any time on or after May 15, 2011, Agro-Industrie Recherches et Développements, S.A. (“ARD”) or its permitted assignees may transfer, without restriction, in one (1) or more transactions, any of its Shares to SICLAÉ, a French entity (“SICLAÉ”), or to any entity controlled by SICLAÉ (a “Controlled Entity”), provided that (i) any such Controlled Entity shall meet the requirements set forth in Sections 6.2.1 (i), (ii) and (iii) and 6.2.2 of this Agreement, and (ii) ARD and its permitted assignees shall remain liable for any breach of the terms of this Agreement by such Controlled Entity.

For the purposes of this Agreement, an entity will be deemed to be a Controlled Entity solely:

(i)	If SICLAÉ directly or indirectly holds a fraction of the capital of the Controlled Entity that gives SICLAÉ a majority of the voting rights at the Controlled Entity’s general meetings;

(ii)	If SICLAÉ alone holds a majority of the voting rights in the Controlled Entity by virtue of an agreement entered into with other partners or shareholders and this is not contrary to the Controlled Entity’s interests;

(iii)	If SICLAÉ effectively determines the decisions taken at the Controlled Entity’s general meetings through the voting rights SICLAÉ holds;

(iv)	If SICLAÉ is a partner in, or shareholder of, the Controlled Entity and has the power to appoint or dismiss the majority of the members of that Controlled Entity’s administrative, management or supervisory structures;

(v)	If SICLAÉ directly or indirectly holds a fraction of the voting rights of such Controlled Entity above 40% and no other partner or shareholder directly or indirectly holds a fraction larger than SICLAÉ’s fraction of the voting rights of the Controlled Entity; or

(vi)	If SICLAÉ acting jointly with one company effectively determine the decisions taken at the Controlled Entity’s general meetings.

6.4

Purchase and Sale of Shares in connection with the upcoming Secondary Offering Transaction. Notwithstanding any other provisions of this Agreement, none of the provisions of this Agreement shall apply or be deemed to apply to the sale of Shares by certain Shareholders of the Corporation to Investors at a price of US$369.14 per share for an aggregate total proceeds of up to US$9,000,000, to be agreed upon and completed at the latest on May 15, 2011. Each Investor shall have the right to purchase such Shares on a pro rata basis in accordance with their total Share ownership, calculated after giving effect to the issuance of Shares in connection with the Financing which closed on the date hereof, or in any other manner as may be agreed upon between the Investors.

6.5	Legend. Each certificate evidencing Shares or Convertible Securities and each certificate issued in exchange for or upon the transfer of Shares or Convertible Securities shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any other legends required by applicable law or other agreements to which such securities are subject):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF APRIL 15, 2011 BY AND AMONG BIOAMBER INC. (THE “CORPORATION”) AND CERTAIN OF THE CORPORATION’S SHAREHOLDERS. THE TERMS OF SUCH SHAREHOLDERS’ AGREEMENT INCLUDE, AMONG OTHER THINGS, A VOTING AGREEMENT AMONG CERTAIN OF THE CORPORATION’S SHAREHOLDERS AND CONTRACTUAL PREEMPTIVE RIGHTS, IN FAVOR OF THE HOLDER HEREOF AND THE OTHER HOLDERS OF SHARES (AS SUCH TERM IS DEFINED THEREIN), ON CERTAIN ISSUANCES BY THE CORPORATION. A COPY OF SUCH SHAREHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE CORPORATION TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The legend set forth above shall be removed from the certificates evidencing any shares which cease to be governed by this Agreement.

7.	RIGHT OF FIRST REFUSAL

Subject to Sections 6.2, 6.3, 6.4, 8, 9, and 10 and public offerings made pursuant to the provisions of Exhibit A, a Security Holder may only Assign all or part of the Shares or Convertible Securities it holds by complying with all of the following provisions:

7.1	No less than 90 days prior to any Assignment, a Security Holder wishing to Assign Shares or Convertible Securities (a “Selling Holder”) shall furnish a Notice of Offer to the Corporation and to each of the Investors.

7.2	For a period of 30 days after the receipt of the Notice of Offer, the Corporation may purchase all the Shares and/or Convertible Securities offered for Assignment by the Selling Holder on the same terms and conditions as set forth in the Notice of Offer (the “Corporation’s right to purchase”). The Board shall determine in good faith the value of any non cash consideration received in connection with such Corporation’s right to purchase. If the Corporation elects to exercise its right to purchase, it must do so by delivering to the Selling Holder a notice to such effect within 30 days of the receipt of the Notice of Offer.

7.3	If the Corporation has not elected to exercise its Corporation’s right to purchase within the 30 days of the receipt of the Notice of Offer (the “Expiry Date”), then for a period of

30 days after the Expiry Date, the Investors may purchase all or any portion of the Shares or Convertible Securities offered for Assignment by the Selling Holder on the same terms and conditions as set forth in the Notice of Offer (the “Right of First Refusal”). The Board shall determine in good faith the value of any non cash consideration received in connection with any such Right of First Refusal. If an Investor elects to exercise its Right of First Refusal, it must do so by delivering to the Selling Holder a notice to such effect (the “Notice of Exercise”) within 30 days of the Expiry Date. If more than one Investor exercises its Right of First Refusal, then each such Investor shall have the right to purchase Shares of the Selling Holder on a pro rata basis based on the number of Shares owned by the Investors, such number of Shares being calculated at the Expiry Date.

7.4	If any Investor does not exercise its Right of First Refusal in whole or in part and other Investors have exercised their Right of First Refusal in full (individually, a “Beneficiary Buyer” and collectively, the “Beneficiary Buyers”), the Selling Holder shall then give each of the Beneficiary Buyers and the Corporation a new notice (the “Second Notice”) within 10 days following the expiry of the 30-day period provided in Section 7.3 informing the Beneficiary Buyers that they may, if they so wish, acquire the balance of the Shares or Convertible Securities offered for Assignment on a pro rata basis based on the number of Shares owned by the Beneficiary Buyers, such number of Shares being calculated 30 days after the Expiry date of the Corporation’s right to purchase, such Second Notice indicating the number and value of the available Shares or Convertible Securities.

7.5	The provisions of Section 7.3 shall then apply mutatis mutandis to the exercise of the Right of First Refusal of the Beneficiary Buyers, except for the reply period which shall be of 10 days. Each Beneficiary Buyer who accepts the offer contained in the Second Notice shall indicate the additional number Shares or Convertible Securities offered for Assignment it is willing to acquire.

7.6	If the Investors or the Beneficiary Buyers do not exercise their respective Rights of First Refusal such that all and not less than all the Shares or Convertible Securities offered for Assignment by the Selling Holder are taken up by them, the Selling Holder, at its option, may (i) withdraw the Notice of Offer and decline to Assign any Shares or Convertible Securities, or (ii) Assign the portion of the Shares and/or Convertible Securities with respect to which the Rights of First Refusal have not been exercised to the assignee having made the Bona Fide Offer, provided such Shares or Convertible Securities are Assigned on terms and conditions no less favourable to the Selling Holder as those set forth in the Bona Fide Offer contained in the Notice of Offer and in full compliance with the terms of this Agreement.

7.7	Any assignee shall, as a condition to the recognition by the Corporation of such Assignment, meet those conditions set forth in Section 6.2 hereof.

7.8	If the Selling Holder does not Assign the Shares or Convertible Securities within 90 days of the receipt by the Corporation and the Investors of the Notice of Offer, then such Shares or Convertible Securities shall again become subject to the restrictions of this Agreement.

8.	DRAG ALONG AND FORCED SALE

8.1	Drag Along. Notwithstanding Section 7 and subject to Section 8.4, in the event (i) a Bona Fide Offer is made for at least 90% of the then outstanding Shares of the Corporation, (ii) the holders of 70% or more of the Corporation’s then issued Shares and Convertible Securities, on an as-converted into Common Stock basis (but excluding any Convertible Securities having an exercise price above the price per share reflected in the Bona Fide Offer), have indicated to the Corporation that they wish to accept such Bona Fide Offer (collectively, the “Electing Holders”), (iii) the liability of each Shareholder pursuant to such Bona Fide Offer is several and not joint, and (iv) if the Bona Fide Offer is based on a valuation of the Corporation that is lower than the valuation at which Naxos purchased its Shares in the Financing, Naxos is one of the Electing Holders, then:

8.1.1	the Corporation shall notify all Security Holders (i) of such Bona Fide Offer, and (ii) that the Bona Fide offer has been accepted by the Electing Holders;

8.1.2	Security Holders holding Convertible Securities shall undertake to either (i) convert all their Convertible Securities into (or exercise their Convertible Securities for) Shares and Assign the same upon the terms and conditions set out in the Bona Fide Offer immediately prior to the consummation of the transaction contemplated by the Bona Fide Offer, or (ii) acknowledge and agree that such Convertible Securities will be terminated and become null and void upon the consummation of the transaction contemplated by the Bona Fide Offer; and

8.1.3	all Shareholders, including those of the holders of Convertible Securities having converted the same into Shares (each a “Sale Shareholder” and collectively, “Sale Shareholders”), shall undertake to Assign their Shares upon the terms and conditions set out in the Bona Fide Offer.

8.2	Forced Sale. Notwithstanding Section 7 and subject to Section 8.4, from and after April 15, 2016, provided (i) the Corporation has not completed an IPO or has not filed a registration statement for an IPO which remains pending, (ii) the Shares then held by the Investors represent at least 25% of the total number of Shares then issued, and (iii) Investors representing an Investor Super-Majority have approved, the Investors may notify the other Sale Shareholders that they are required to Assign, upon the same terms and conditions as the Investors and in the same proportion as the Investors, using the applicable procedures and restrictions set forth in Section 8.1 (but without regard to the provisions of clauses (i) and (ii) of Section 8.1 above), all or any portion of the Shares they hold to any assignee designated by the Investors. All Sale Shareholders undertake to Assign their Shares or Convertible Securities upon the terms and conditions required by the Investors and/or to vote their Shares in order to cause the Corporation to effect an IPO or a Sale of the Corporation (as defined below), as directed by the Investors, provided that such terms and conditions are no less favourable than those upon which the Investors are selling their Shares.

8.3	Actions to be Taken. In the event of a transaction covered by Section 8.1 or Section 8.2 hereof (collectively, a “Sale of the Corporation”), each Sale Shareholder hereby agrees:

8.3.1	to execute and deliver all related documentation and take such other action in support of such transaction as shall reasonably be requested by the Corporation or the Investors in order to carry out the terms and provisions of this Section 8, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, escrow agreement, consent, waiver, proxy, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and Encumbrances) and any similar or related documents;

8.3.2	not to deposit, and to cause any Affiliate of such Sale Shareholder not to deposit, except as provided in this Agreement, any Shares legally or beneficially owned by such party or company or entity in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with a Sale of the Corporation; and

8.3.3	to waive and refrain from exercising any dissenters’ rights or rights of appraisal or similar rights under applicable law at any time with respect to such Sale of the Corporation; and to raise no objections against the Sale of the Corporation or the process pursuant to which the Sale of the Corporation was approved.

8.4	Exceptions. Notwithstanding the foregoing, a Sale Shareholder will not be required to comply with Section 8.3 above in connection with any proposed Sale of the Corporation (the “Proposed Sale”) unless:

8.4.1	the written offer relating to such Proposed Sale shall (i) be entirely in cash or in securities freely tradeable in an established public market, and (ii) except as contemplated by Section 8.4.3 below, not impose any obligations on the Investors other than to sell their Shares and Convertible Securities;

8.4.2	any representations and warranties to be made by such Sale Shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Sale Shareholder holds all right, title and interest in and to the Shares such Sale Shareholder purports to hold, free and clear of all liens and Encumbrances, (ii) the obligations of the Sale Shareholder in connection with the Proposed Sale have been duly authorized, if applicable, (iii) the documents to be entered into by the Sale Shareholder have been duly executed by the Sale Shareholder and delivered to the acquiror and are enforceable against the Sale Shareholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the Proposed Sale, nor the performance of the Sale Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

8.4.3	the liability for indemnification, if any, of the Sale Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Corporation or its shareholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Corporation as well as breach by any Sale Stockholder of any of substantively identical representations, warranties and covenants provided by all shareholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid or payable (such as payments subject to escrows, earn-outs or other holdback mechanisms) to such Sale Shareholder in connection with such Proposed Sale;

8.4.4	liability shall be limited to such Sale Shareholder’s applicable share (determined based on the respective proceeds payable to each Sale Shareholder in connection with such Proposed Sale in accordance with the provisions of the Certificate of Incorporation) of a negotiated aggregate indemnification amount that applies equally to all shareholders but that in no event exceeds the amount of consideration otherwise payable to such Sale Shareholder in connection with such Proposed Sale.

8.5	Corporation’s Obligations. In order to facilitate a Proposed Sale, the Corporation shall take all necessary or desirable actions reasonably requested by the Sale Shareholders in connection with the consummation of the Proposed Sale including (x) executing all documents reasonably requested by the Sale Shareholders to be executed by the Corporation such as letters of intent, non-disclosure agreements, the applicable purchase or merger or comparable agreement, escrow agreement and similar documents and (y) providing potential purchasers with reasonable due diligence access to the books and records, personnel and facilities of the Corporation and its Subsidiaries (subject to customary confidentiality provisions).

9.	CO-SALE

9.1	If, after having complied with the terms and conditions of Section 7, a Principal Stockholder is authorized and intends to Assign Five Hundred (500) or more Shares to one or more Assignees (other than assignments permitted pursuant to Sections 6.2 or 6.3 of this Agreement), whether or not such Assignees are currently parties to this Agreement, such Principal Stockholder shall promptly give written notice to the Corporation and to each of the Investors at least 20 days prior to the closing of such Assignment setting out the number of Shares to be Assigned (the “Co-Sale Notice”). Solely for the purposes of this Section 9, each of Agro Industrie Recherches & Développements, S.A., SVIC No. 16 New Technology Business Investment L.L.P. and CJA Pan-Pacific Rainbow No1 Investment Partnership, provided it has signed a counterpart of this Agreement and delivered it to the secretary of the Company on or before April 15, 2011, shall be deemed to be an Investor.

9.2	Each of the Investors shall have the right, acting individually, exercisable upon written notice to such Principal Stockholder within 10 days after receipt of the Co-Sale Notice set out in Section 9.1, to participate in such Assignment on the same terms and conditions specified in the Co-Sale Notice in ratable amounts as in Section 9.3. To the extent that one or more of the Investors exercise such right of participation, the number of Shares that the Principal Stockholder may sell in the transaction shall be correspondingly reduced.

9.3	Each Investor may sell all or any part of that number of Shares it holds equal to the product obtained by multiplying (i) the aggregate number of Shares to be sold by the Principal Stockholder by (ii) a fraction, the numerator of which is the number of Shares owned by the Investor at the time of the Assignment and the denominator of which is the total number of Shares owned by the Investors and the Principal Stockholder at the time of the Assignment.

9.4	If an Investor fails to elect to fully participate in such Principal Stockholder’s Assignment pursuant to this Section 9, the Principal Stockholder shall give notice of such failure to the Investor who did so elect, who shall have five (5) days from the date such notice was given to agree to Assign a number of Shares equal to the number that the non-participating Investor was entitled to Assign.

9.5	This Section 9 does not apply to any Assignment of Shares or Convertible Securities made in accordance with the provisions of Sections 6.2, 6.3 or 6.4.

10.	FORCED WITHDRAWAL FROM THE CORPORATION

10.1	In the event the employment of a Founder is terminated by the Corporation for Cause, then such Founder shall be deemed to have offered to sell his Shares to the Investors, on a pro rata basis based on the then number of Shares owned by each Investor and the Investors shall have the option to acquire all or a portion of same.

10.2	The Corporation shall notify the Investors in writing of the termination for Cause of the employment of a Founder (the “Termination Notice”) within 3 days of such termination. The Investors must exercise their option to acquire such Founder’s Shares by giving the Corporation notice to such effect within 10 days following receipt of the Termination Notice.

10.3	Any Investor who has not notified the Corporation of its intent to exercise its right to acquire its pro-rata share of the Founder’s Shares shall be deemed to have waived its right to do so and the participating Investors shall have the right (on a pro rata basis in accordance with their relative ownership percentages) to acquire any Founder’s Shares with respect to which any Investor has not exercised its right.

10.4	The sale price per Share for the Shares of the Founder shall be higher of:

10.4.1	50% of fair market value on the date immediately preceding the date of termination, meaning the price per Share in the most recent sale of Shares by the Company in a bona fide financing unless a clear and demonstrable increase or decrease in the Corporation’s value has been determined in good faith by the Board, including any Naxos Nominee, any Sofinnova Nominee and any Mitsui Nominee; and

10.4.2	the consideration paid therefor.

10.5

Should the Founder and the Investors having exercised their right to purchase the Founder’s Shares fail to agree on the time and place of closing, the sale of the Founder’s Shares shall take place at the head office of the Corporation at 11:00 a.m. Eastern Standard Time on the 30th day following the expiration of the 10-day period set out in Section 10.2 whereupon the purchase price for the Founder’s Shares shall be paid in full by certified cheque or bank draft.

11.	GENERAL PROVISIONS REGARDING THE CAPITAL STOCK OF THE CORPORATION

11.1	Nullity. Without prejudice to any other right or remedy that may be exercised in such circumstances, any Encumbrance created or any Assignment of Shares or Convertible Securities made, directly or indirectly, in contravention of this Agreement shall, in all cases, vis-à-vis the other Security Holders and the Corporation, be null and void and may not be registered in the books of the Corporation, and any such registration shall be of no effect.

11.2	Intervention. A signed original of this Agreement shall be inserted in the minute book of the Corporation. The Corporation agrees by its intervention herein, to diligently conform with all provisions of this Agreement that concern it and to perform all acts necessary to give effect hereto.

12.	FINAL PROVISIONS

12.1

Proxy; Attorney-in-Fact. To secure the parties’ obligations to vote their Shares of the Corporation in accordance with this Agreement, each of the Shareholders hereby appoints the Chief Executive Officer of the Corporation, or his or her designees, as such Shareholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Shareholder’s Shares as required by the terms of this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Shareholder if, and only if, such Shareholder fails to vote all of such Shareholder’s Shares or execute such other instruments in accordance with the provisions of this Agreement within two (2) days of the Corporation’s or any other party’s written request for such Shareholder’s vote, written consent or signature. The proxy and power granted by each Shareholder pursuant to this section are coupled with an interest and are given to secure the performance of such party’s duties under this

Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual Shareholder of the Shares and so long as any party hereto is an entity, will survive the merger, consolidation or reorganization of such party or any other entity holding any Shares of such Shareholder.

12.2	Notice. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service, national overnight delivery service, e-mail, first class U.S. mail, postage prepaid, or certified U.S. mail, return receipt requested, addressed (i) to the Corporation at 1250 Rene-Levesque West, Suite 4110, Montreal, Quebec, Canada, H3B 4W8, to the attention of the President, or (ii) to a Security Holder at the address set forth in Schedule A hereto or at such other address as may be provided by a Security Holder. All such notices shall be deemed to have been delivered on the date personally delivered or sent by e-mail or faxed, one Business Day after being delivered to a national overnight delivery service or five (5) Business Days after being deposited in the U.S. Mail.

12.3	Conflict. The parties agree that where a mechanism for the exercise of a pre-emptive right, right of first refusal, co-sale or drag along right or option is triggered pursuant to this Agreement, such mechanism shall have priority among the parties concerned over any other mechanism which may subsequently be triggered; the implementation of such other mechanism shall be delayed until the transaction is completed with respect to the triggered mechanism for the exercise of such pre-emptive right, right of first refusal, co-sale or drag along right or option.

12.4	Confidential Information. Each Security Holder including the Investors (who may also be subject to or enter into separate confidentiality or non-disclosure agreements with the Corporation) covenants that such Security Holder shall not disclose, divulge, or use for any purpose (other than to monitor its investment in the Corporation) any Confidential Information unless such Security Holder is required to disclose such information by a governmental authority; provided, however, that a Security Holder may disclose any Confidential Information with its Affiliates and their respective officers, directors and advisors as long as such Affiliates and their respective officers, directors and advisors are (A) bound by confidentiality provisions at least as constraining as those set forth in this Section 12.4, and (B) not competitors of the Corporation, and further provided that such disclosing Security Holder shall be liable for any breach of this Agreement by such Affiliate, officer, director or advisor. Upon the termination of any Security Holder’s status as a Security Holder for any reason, such Security Holder shall promptly surrender to the Corporation all Confidential Information in such Security Holder’s possession or control, and exercise the same degree of care with respect to any Confidential Information as it exercises with respect to its own Confidential Information, but in any event not less than reasonable care. A Security Holder’s obligations under this Section 12.4 shall survive the termination of this Agreement and such Security Holder ceasing to be a Security Holder. Anything in this Agreement to the contrary notwithstanding, no Shareholder shall, solely by reason of being a party to this Agreement, have access to any Confidential Information.

12.5	Termination; Amendment. This Agreement may be amended (including without limitation an amendment which effects the termination of this Agreement), and the provisions hereof may be waived, only by a written instrument executed by each of (i) the Corporation, (ii) the Shareholders holding a majority of the then outstanding Shares of the Corporation, and (iii) the Investors representing an Investor Super-Majority. This Agreement shall remain in full force and effect unless terminated pursuant to the preceding sentence or until the first to occur of (i) completion of an offering of Shares by the Corporation pursuant to a registration statement effective under the Securities Act which results in the Corporation becoming a reporting company under the Securities Exchange Act of 1934, as amended; (ii) immediately prior to consummation of an IPO, (iii) the date of closing of a sale, lease, or other disposition of all or substantially all of the Corporation’s assets or the Corporation’s merger with or into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Corporation’s outstanding voting securities immediately prior to such transaction own, immediately after such transaction, securities representing less than a majority of the voting power of the corporation or other entity surviving or resulting from such transaction, or (iv) the dissolution, bankruptcy or receivership of the Corporation; provided, however, that the rights of (i) Naxos hereunder to designate and/or remove the Naxos Nominee and the Naxos Observer, any other approval or consent rights of Naxos or the Naxos Nominee, or any other right or obligations of Naxos under this Agreement, may not be amended, modified or waived (for so long as Naxos is entitled to designate the Naxos Nominee pursuant to the terms of this Agreement) without the consent of Naxos, and (ii) Sofinnova hereunder to designate and/or remove the Sofinnova Nominee, any other approval or consent rights of Sofinnova or the Sofinnova Nominee, or any other right or obligations of Sofinnova under this Agreement, may not be amended, modified or waived (for so long as Sofinnova is entitled to designate the Sofinnova Nominee pursuant to the terms of this Agreement) without the consent of Sofinnova, and (iii) Mitsui & Co. and Mitsui CVP hereunder to designate and/or remove the Mitsui Nominee and the Mitsui Observer, any other approval or consent rights of Mitsui & Co. and Mitsui CVP or the Mitsui Nominee, or any other right or obligations of Mitsui & Co. and Mitsui CVP under this Agreement, may not be amended, modified or waived (for so long as Mitsui & Co. is entitled to designate the Mitsui Nominee pursuant to the terms of this Agreement) without the consent of Mitsui & Co.

12.6	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

12.7	Violations. Each of the parties hereto acknowledge and agree that the Corporation and the Shareholders will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by the Corporation and/or each of the Shareholders (as applicable), the non-breaching party shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

12.8	Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

12.9	Additional Parties. With the approval of the Corporation, any Person in whose name or Convertible Securities are registered may become a party to this Agreement by executing a duplicate copy hereof. The addition of any such party shall not be deemed an amendment to this Agreement and shall not require the consent of any party hereto; provided, however, that, no party shall become an “Investor” under this Agreement without the express written consent of an Investor Super-Majority.

12.10	Dispute Resolution.

12.10.1 With respect to any claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, including any questions regarding its existence, validity or termination, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties hereto created by this Agreement (referred to herein as a “Dispute”), any party hereto may initiate the dispute resolution procedures set forth in Sections 12.10.1(b) though 12.10.1(e) hereof; provided, however, that the following dispute resolution procedures shall not apply to any Dispute which arises from the registration rights provisions set forth on Exhibit A. Except as provided in Section 12.10.1(e), such procedures shall be the sole and exclusive procedures for the resolution of any such Dispute.

(a) Initiation of Procedures. Any party wishing to initiate the dispute resolution procedures set forth herein with respect to a Dispute not resolved in the ordinary course of business, shall give written notice of the Dispute to the other parties and of its initiation of the negotiation procedure set forth in Section 12.10.1(c) below (the “Dispute Notice”). The Dispute Notice shall include (a) a statement of that party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party, and of any other Person who will accompany the executive, in the negotiations under Section 12.10.1(c) below.

(b) Negotiation Between Executives. If one party has given a Dispute Notice pursuant to Section 12.10.1(b) above, the parties shall promptly attempt in good faith to resolve the Dispute by negotiations between executives who have authority to settle the controversy and who are at a higher level of management than those directly involved in the Dispute.

(c) Arbitration. If the Dispute has not been resolved by negotiation under Section 12.10.1(b) within thirty (30) days of the Dispute Notice (or such longer period agreed to by the executives), and only in such event, any party may initiate the arbitration procedure of this Section 12.10.1(d) with respect to such Dispute and only with respect to such Dispute by giving written notice thereof to the other parties (the “Arbitration Notice”). Such Dispute shall be finally determined and resolved by binding arbitration in accordance with the procedures in this document and the Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”) as in effect on the date such Dispute arises. In the event of a conflict, the provisions of this document will control.

(i) Any arbitration will be conducted at the Los Angeles, California office of the AAA. The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the Dispute, to be selected as provided in the AAA Rules; provided, however, that no more than one of the three arbitrators shall be a full-time accounting professional. Any issue concerning the extent to which any Dispute is subject to arbitration, or concerning the applicability, interpretation or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

(ii) The arbitrators may not award non-monetary or injunctive relief of any sort. The arbitrators shall have no power to award punitive damages or any other indirect damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a federal court deciding the matter in the same jurisdiction. The arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator’s fee and the parties’ attorneys’ fees and expenses, based upon the extent to which each party prevailed in the arbitration.

(iii) No discovery will be permitted in connection with the arbitration unless expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

(iv) All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

(v) The arbitrators shall render a written decision stating specifically the reasons of the fact and law on which the decision is based.

(vi) The result of the arbitration will be binding on the parties, and judgment on the arbitrators’ award may be entered in any court having jurisdiction. Any party may contest the Arbitrators’ decision and seek to have the award vacated, modified or corrected in a court of competent jurisdiction based only on the grounds that: (i) the decision is not in conformity with The Federal Arbitration Act (9 USC Sections 10-11); or (ii) where the arbitrators’ findings of fact are not supported by substantial evidence; or (iii) the decision was based on an erroneous conclusion of law.

12.10.2 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement including the foregoing Dispute Resolution provisions, any party may seek injunctive relief, including specific performance, in a court of law or equity for matters arising out of or relating to this Agreement. For purposes of this Section only, the parties stipulate and agree to the sole and exclusive jurisdiction of the United States District Court for the Central District of California located in Los Angeles, California, to consider and hear any request by a party seeking injunctive relief. In the event that the aforementioned United States District Court lacks jurisdiction or venue to hear such a request for injunctive relief, the parties stipulate and agree to the sole and exclusive jurisdiction of the California State Court, Los Angeles County, to consider and hear such a request for injunctive relief.

12.11 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

12.12 No Liability for Election of Recommended Directors. No Investor, nor any Affiliate of any Investor, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Corporation, nor shall any Investor, nor any Affiliate of any Investor, have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement. Neither the Corporation, the Investors, an Affiliate of any Investor nor any officer, director, founder, partner, employee or agent of any such party to this Agreement, makes any representation or warranty as to the fitness or competence of any nominee or designee to serve on the Corporation’s Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee or designee pursuant to this Agreement.

(signatures on next pages)

IN WITNESS WHEREOF the parties have signed this Agreement at the place and as of the date first mentioned above.

BioAmber, Inc.

By:	/s/ Jean-François Huc
Name: Jean-François Huc
Title: President

FCPR Sofinnova Capital VI

By:	/s/ Denis Lucquin
Name: Denis Lucquin
Title: Managing Director

Agro Industrie Recherches et Développements, S.A.

By:	/s/ Dutartre
Name: D. Dutartre
Title: President

/s/ Jean-François Huc
Jean-François Huc

MCVP Technology Fund I, LLC, by Mitsui & Co. Global Investment, Inc., its manager

By:	/s/ Kenichi Kimura
Name: Kenichi Kimura
Title: President & CEO

/s/ Mike Hartmann
Mike Hartmann

/s/ Roger Laurent Bernier
Roger Laurent Bernier

Cliffton Equities Inc.

By:	/s/ Joanne Peluso
Name: Joanne Peluso
Title: President

/s/ Paul Jacobson
Paul Jacobson

/s/ Dilum Dunuwila
Dilum Dunuwila

/s/ Jonathan L. Coull
Jonathan L. Coull

/s/ James R. Millis
James R. Millis

/s/ Thomas Desbiens
Thomas Desbiens

/s/ Kurt Briner
Kurt Briner

/s/ Robert J. Coull
Robert J. Coull

/s/ Patrick Piot
Patrick Piot

NAXAMBER S.A.

By:	/s/ Henri Reiter
Henri Reiter, Director

and

By:	/s/ Christoph Piel
Christoph Piel, Director

Mitsui & Co., Ltd., Principal Investment Div.

By:	/s/ Osamu Nagao
Name: Osamu Nagao
Title: General Manager

CJA Pan-Pacific Rainbow No1 Investment Partnership

By:	/s/ Yoshihiko Takamiya
Name: Takamiya Yoshihiko
Title: President General Partner Aqua RIMCO Co., Ltd.

EXHIBIT A

REGISTRATION RIGHTS

1. Definitions. As used in this Exhibit A, the following terms shall have the following respective meanings:

1.1 “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Corporation, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.2 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.3 “Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Corporation with the SEC.

1.4 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Corporation with the SEC.

1.5 “Holder” means any Person owning of record Registrable Securities or any assignee of record of such Registrable Securities in accordance with Section 10 of this Exhibit A.

1.6 “Initial Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds Fifty Million Dollars ($50,000,000).

1.7 “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.8 “Registrable Securities” means the shares of Common Stock, and shares of Common Stock issuable upon conversion, exercise and/or exchange of any other securities, held by an Investor and all and any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such securities. Notwithstanding the foregoing, Registrable Securities shall not include (i) any securities sold by a Person to the public either pursuant to a registration statement or Rule 144, or (ii) any securities sold in a private transaction in which the transferor’s rights under this Exhibit A are not assigned.

1.9 “Registrable Securities then outstanding” shall be the number of shares of Common Stock determined by calculating the total number of shares of Common Stock that are Registrable Securities and which are either (i) then issued and outstanding or (ii) issuable upon conversion, exercise and/or exchange of any other outstanding securities.

1.10 “Registration Expenses” shall mean all registration and filing fees, printing expenses, fees and disbursements of counsel for the Corporation, reasonable fees and disbursements of a single special counsel for the Holders (as set forth in Section 5(a) of this Exhibit A), blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.

1.11 “SEC” or “Commission” means the Securities and Exchange Commission.

1.12 “Securities Act” means the Securities Act of 1933, as amended.

1.13 “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

1.14 “Special Registration Statement” shall mean a registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 under the Securities Act.

2. Demand Registration.

2.1 Subject to the conditions of this Exhibit A, at any time after the earlier of the date that is 180 days after the Corporation’s Initial Public Offering, the Holders of a majority of the Registrable Securities then outstanding (the “Initiating Holders”) may request in writing (the “Demand Request”) that the Corporation file a registration statement under the Securities Act covering the registration of at least 10% of the Registrable Securities then outstanding and having an aggregate price to the public of not less than $15,000,000. The Demand Request shall set forth the number of Registrable Securities owned by the Initiating Holders to be included in the registration statement. In such event, the Corporation shall:

(a) as promptly as practicable but in any event within five days of the receipt of the Demand Request, give written notice of such request to all Holders (the “Demand Notice”);

(b) subject to the limitations set forth in this Exhibit A, file, as expeditiously as reasonably possible, and in any event within 75 days of receipt of such request, a registration statement under the Securities Act covering the Registrable Securities specified by the Initiating Holders in the Demand Request and such other Registrable Securities with respect to which the Corporation has received written requests for inclusion within such registration statement within 15 days after the Corporation has given the Demand Notice; and

(c) use its best efforts to cause the registration statement to be declared effective.

2.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their Demand Request by means of an underwritten offering, they shall so advise the Corporation in the Demand Request, and the Corporation shall include such information in the Demand Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their securities by means of such underwritten offering shall enter into an underwriting agreement in customary form with an underwriter or underwriters selected for such underwriting by the Initiating Holders. Notwithstanding any other provision of this Section 2, if the underwriter advises the Corporation that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Corporation shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of securities that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders; provided, however, that the Corporation shall first exclude all other securities from the underwriting and registration before it reduces the number of Registrable Securities requested by the Holders. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

2.3 The Corporation shall not be required to effect a registration pursuant to this Section 2:

(a) after the Corporation has effected three registrations pursuant to this Section 2, and, subject to Section 5 of Exhibit A, such registrations have been declared or ordered effective and have remained effective until the Holder or Holders have completed the distribution related thereto; provided, however, that a registration shall not be counted as “effected” for purposes of this Subsection 2.3(a) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.3(a);

(b) if the Corporation shall furnish to the Holders requesting a registration statement pursuant to this Section 2, a certificate signed by the Chief Executive Officer of the Corporation stating that in the reasonable judgment of the Board of Directors of the Corporation, it would be detrimental to the Corporation and its stockholders for such registration statement to be effected at such time, in which event the Corporation shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Corporation may not utilize this right more than once in any 12 month period;

(c) if (i) the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 or Form F-3, as applicable, pursuant to a request made pursuant to Section 4 of this Exhibit A, and (ii) the Corporation promptly notifies the Initiating Holders of its intention to register the shares on Form S-3 or F-3, as applicable, and otherwise complies with the provisions of Section 4.

3. Company Registration.

3.1 If, at any time, the Corporation proposes to file a registration statement under the Securities Act for purposes of a public offering of securities of the Corporation (including for this purpose a registration statement covering shares owned by stockholders other than the Holders but excluding Special Registration Statements), it shall notify all Holders of Registrable Securities in writing (the “Company Notice”). Each Holder shall have the right (the “Piggyback Right”), subject to the limitations set forth in Section 3.2 of this Exhibit A, to include in any such registration statement all or any part of the Registrable Securities then held by such Holder. In order to exercise the Piggyback Right, a Holder shall give written notice to the Corporation (the “Piggyback Notice”) no later than 20 days following the date on which the Corporation gives the Corporation Notice. The Piggyback Notice shall set forth the number of Registrable Securities that such Holder desires to include in the registration statement.

3.2 If the registration statement under which the Corporation gives notice under this Section 3 is for an underwritten offering, the Corporation shall so advise the Holders of Registrable Securities in the Corporation Notice. In such event, the right of any such Holder to be included in a registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their Registrable Securities by means of such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Corporation. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated in the following manner: first, to the Corporation, all securities proposed to be registered by the Corporation for its own account; second, to the Holders, up to the full number of Registrable Securities requested to be included in such registration on a pro rata basis based on the total number of Registrable Securities requested to be included in such registration by the Holders; and third, to any other holders, the number of securities requested to be included by any other holders, in proportion as nearly as practicable, to the respective amounts of securities of the Corporation owned by them; provided, however, in no event shall the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the Initial Public Offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Corporation and the underwriter, delivered at least 10 business days prior to the effective date of the registration statement.

3.3 The Corporation shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Corporation in accordance with Section 5 hereof.

4. Form S-3 and Form F-3 Registration.

4.1 Subject to the conditions of this Section 4, any Holder or Holders (the “Form S-3/F-3 Initiating Holder(s)”) may request in writing that the Corporation effect a registration on Form S-3 or Form F-3 (or any successor to Form S-3 or Form F-3) covering the registration of all or a part of the Registrable Securities owned by such Holder or Holders and having an aggregate price to the public of not less than $1,000,000 (the “Form S-3/F-3 Request”); provided, however, that the Corporation shall not be required to effect more than two registrations pursuant to this Section 4 within any 12 month period. The Form S-3/F-3 Request shall set forth the number of Registrable Securities owned by the Form S-3/F-3 Initiating Holders to be included in the Form S-3 or Form F-3 registration statement, as applicable. In such event, the Corporation will:

(a) as promptly as practicable but in any event within five days of the receipt of the Form S-3/F-3 Request, give written notice of the proposed registration (the “Form S-3/F-3 Notice”) to all other Holders of Registrable Securities; and

(b) as expeditiously as reasonably possible, file and use its best efforts to cause to be declared effective, a registration statement covering the Registrable Securities specified by the Form S-3/F-3 Initiating Holder(s) in the Form S-3/F-3 Request, together with the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request received by the Corporation within 10 days after the Corporation has given the Form S-3/F-3 Notice.

4.2 The Corporation shall not be obligated to effect any registration pursuant to Section 4(a) of this Exhibit A:

(a) if Form S-3 or Form F-3, as applicable, is not available for such offering by the Holder or Holders;

(b) if the Corporation shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Corporation stating that in the reasonable judgment of the Board of Directors of the Corporation, it would be detrimental to the Corporation and its stockholders for such Form S-3 or Form F-3 registration, as applicable, to be effected at such time, in which event the Corporation shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement, as applicable for a period of not more than 90 days after receipt of the Form S-3/F-3 Request from the Holder or Holders under this Section 3; provided, however, that the Corporation may not utilize this right more than once in any 12 month period; or

(c) in any particular jurisdiction in which the Corporation would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification, or compliance.

4.3 If the Form S-3/F-3 Initiating Holder(s) intend to distribute the Registrable Securities covered by their Form S-3/F-3 Request by means of an underwritten offering, they shall so advise the Corporation in the Form S-3/F-3 Request, and the Corporation shall include such information in the Form S-3/F-3 Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their securities by means of such underwritten offering shall enter into an underwriting agreement in customary form with an underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 4, if the underwriter advises the Corporation that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Corporation shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of securities that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders; provided, however, that the number of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Corporation are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

5. Registration Expenses.

5.1 Subject to Section 5(b) of this Exhibit A, all Registration Expenses incurred in connection with any registration pursuant to Section 2, Section 3, or Section 4 of this Exhibit A shall be borne by the Corporation, including the expense of a single special counsel to the Holders for each registration not to exceed Seventy Five Thousand Dollars ($75,000) per registration. All Selling Expenses incurred in connection with any such registration shall be borne by the Holders pro rata based on the number of Registrable Securities registered on behalf of each such Holder.

5.2 Notwithstanding the foregoing, the Corporation shall not be required to pay for any expenses of any Holder with respect to any registration proceeding begun pursuant to Section 2 or 4 of this Exhibit A if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); unless (i) the withdrawal is based upon material adverse information concerning the Corporation (including but not limited to any material adverse change in the condition, business, or prospects of the Corporation) which was not available to the Initiating Holders or Form S-3/F-3 Initiating Holders at the time of such request or (ii) the Holders of 75% of the Registrable Securities then outstanding agree to forfeit their right to one requested registration pursuant to Section 2 or Section 4 of this Exhibit A, as applicable (in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of securities for which registration was requested. If the Corporation is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (i) above, then the Holders shall not forfeit their rights to a registration pursuant to Section 2 or Section 4 of this Exhibit A, as applicable.

6. Obligations of the Corporation. Whenever required to effect the registration of any Registrable Securities, the Corporation shall, as expeditiously as reasonably possible:

6.1 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for up to 90 days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that:

(a) such 90 day period shall be extended for a period of time equal to the period the Holder agrees to refrain from selling any securities included in such registration at the request of the Corporation or an underwriter of Common Stock of the Corporation; and

(b) in the case of any registration of Registrable Securities on Form S-3 or Form F-3, as applicable, which are intended to be offered on a continuous or delayed basis, such 90 day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference in the registration statement of information required to be included in (I) and (II) above from periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act;

6.2 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above;

6.3 furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, and any amendments or supplements thereto in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

6.4 use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

6.5 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

6.6 notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Corporation will as expeditiously as reasonably possible amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

6.7 cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Corporation are then listed;

6.8 provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

6.9 furnish at the request of the Holders requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Corporation, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

7. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Corporation shall not, without the prior written consent of the Holders of at least seventy five percent (75%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Corporation which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2, 3 or 4 of this Exhibit A, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 2(a) of this Exhibit A or within 120 days of the effective date of any registration effected pursuant to Section 2 or 4 of this Exhibit A.

8. Obligations of Holders. Each selling Holder pursuant to a registration effected pursuant to this Agreement shall:

8.1 use its reasonable efforts to provide all such information and material concerning such Holder as may reasonably be requested by the Corporation in order to enable the Corporation to comply with applicable requirements of the SEC;

8.2 not deliver any form of prospectus in connection with the sale of any Registrable Securities as to which the Corporation has advised the selling Holders in writing that it is preparing an amendment or supplement; and

8.3 not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Exhibit A.

9. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2, 3 or 4 of this Exhibit A:

9.1 To the maximum extent permitted by law, the Corporation will indemnify and hold harmless each Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages (joint or several), and the Corporation will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Corporation, which consent shall not be unreasonably withheld, nor shall the Corporation be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

9.2 To the maximum extent permitted by law, each selling Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities which are being registered, indemnify and hold harmless the Corporation, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Corporation within the meaning of the Securities Act, legal counsel and accountants for the Corporation, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section 9.2 or 9.4 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 9.2 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

9.3 Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel of its choice; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 9 if, and solely to the extent that, such failure materially prejudices the ability of the indemnifying party to defend such action; provided that the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

9.4 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 9.4 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 9.4provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 9.4 then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 9.4, when combined with the amounts paid or payable by such Holder pursuant to Section 9.4 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

The obligations of the Corporation and Holders under this Section 9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

10. Assignment of Registration Rights. The rights to cause the Corporation to register Registrable Securities pursuant to this Exhibit A may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder or a family member of such Holder, or (c) acquires shares (or all of the transferring shares) of Registrable Securities (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations or other similar capitalization changes); provided, however, the transferor shall furnish to the Corporation written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and such transferee shall furnish to the Corporation its agreement in writing to be subject to all obligations of a Holder set forth in this Agreement.

11. “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell or enter into any hedging or similar transaction with the same economic effect as a sale, transfer, make any short sale, or grant any option for the purchase, of any Common Stock (or other securities) of the Corporation held by such Holder (other than those included in the registration) for a period specified by the Corporation or representative of the underwriters of Common Stock (or other securities) of the Corporation not to exceed 180 days following the effective date of a registration statement of the Corporation filed under the Securities Act with respect to an Initial Public Offering; provided, however, that such agreement shall only be applicable if all officers, directors and one percent stockholders of the Corporation enter into similar agreements; provided, further, if the Corporation or the underwriters shall release any Registrable Securities or any other securities (the “Released Securities”) from the requirements of this Section 11 before the end of the period set by the Corporation or the underwriters, then the Registrable Securities of each Holder shall be released from the provisions of this Section 11 in the same proportion as the Released Securities bear to the total number of securities held by such Holder which were subject to this Section 11. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Corporation or the underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. The obligations described in this Section 11 shall not apply to a Special Registration Statement. The Corporation may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said 180 day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by this Section 11.

12. Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Corporation to the public without registration or pursuant to a registration on Form S-3 or Form F-3, as applicable, the Corporation agrees to:

12.1 make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Public Offering;

12.2 file with the SEC in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act; and

12.3 furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Corporation that it has complied with the reporting requirements of Rule 144 (at any time after the effective date of the first registration statement filed by the Corporation), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation, (iii) such legal opinions of counsel to the Corporation as are requested by the transfer agent of the Corporation in connection with the sale of any Registrable Securities, and (iv) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.